UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)


                           Recovery Engineering, Inc.
                           --------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    756269106
                                    ---------
                                 (CUSIP Number)


                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                 85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
                                 --------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                               September 29, 1999
                               ------------------
             (Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 2 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Goldman, Sachs & Co.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          AF/OO
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          BD-PN-IA
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 3 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          HC-CO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 4 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GS Capital Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delawware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 5 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GS Capital Partners II Offshore, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 6 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GS Capital Partners II (Germany) Civil Law Partnership
         (with limitation of liability)
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 7 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GS Advisors, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 8 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GS Advisors II (Cayman), L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 9 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Goldman, Sachs & Co. oHG
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 10 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stone Street Fund 1996, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 11 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bridge Street Fund 1996, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 756269106                                        PAGE 12 OF 29 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stone Street Empire Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS
          AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

CUSIP NO. 756269106                                          PAGE 13 OF 29 PAGES


         This Amendment No. 6 ("Amendment No. 6") is being filed by GS Capital Partners II, L.P. ("GSCP"), GS Capital Partners II Offshore, L.P. ("GSCP II Offshore"), GS Capital Partners II (Germany) Civil Law Partnership (with limitation of liability) ("GSCP II Germany," and together with GSCP and GSCP II Offshore, "GSCP II"), GS Advisors, L.P. ("GS Advisors"), GS Advisors II (Cayman), L.P. ("GS Advisors Cayman"), Goldman, Sachs & Co. oHG ("GS oHG"), Stone Street Fund 1996, L.P. ("Stone Street"), Bridge Street Fund 1996, L.P. ("Bridge Street," and together with Stone Street, the "Stone/Bridge Funds"), Stone Street Empire Corp. ("Empire Corp."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group," and together with GSCP, GSCP II Offshore, GSCP II Germany, GS Advisors, GS Advisors Cayman, GS oHG, Stone Street, Bridge Street, Empire Corp. and Goldman Sachs, the "Filing Persons")(FN1) to amend and supplement the Statement on Schedule 13D (the "Original Schedule 13D") filed by the Filing Persons on July 29, 1996, Amendment No. 1 to the Original Schedule 13D filed by the Filing Persons on April 9, 1997 ("Amendment No. 1"), Amendment No. 2 to the Original Schedule 13D filed by the Filing Persons on April 29, 1997 ("Amendment No. 2"), Amendment No. 3 to the Original Schedule 13D filed by the Filing Persons on October 2, 1997 ("Amendment No. 3"), Amendment No. 4 to the Original Schedule 13D filed by the Filing Persons on April 28, 1998 ("Amendment No. 4") and Amendment No. 5 to the
Original Schedule 13D filed by the Filing Persons on September 9, 1999, in respect of the Common Stock, par value $0.01 per share (the "Common Stock"), of Recovery Engineering, Inc., a Minnesota corporation (the "Company"). This Amendment No. 6 is being filed to report that GSCP II and the Stone/Bridge Funds (collectively, the "Limited Partnerships") have converted all of their Notes of the Company into 1,010,101 shares of Common Stock of the Company and have tendered those shares of Common Stock to Tenzing, Inc. ("Tenzing"), a direct wholly owned subsidiary of The Procter & Gamble Company ("Procter & Gamble"), pursuant to Tenzing's offer (the "Tender Offer") to purchase for cash all of the outstanding shares of Common

--------------
[FN]
1 Neither the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5 nor anything contained therein or herein shall be construed as an admission that any Filing Person constitutes a "person" for any purpose other than Section 13(d) of the Securities Exchange Act of 1934, as amended.

CUSIP NO. 756269106                                          PAGE 14 OF 29 PAGES


Stock of the Company, at a purchase price of $35.25 net per share. Upon the acceptance for purchase of the shares of Common Stock, the Filing Persons ceased to be the beneficial owners of more than five percent of the shares of Common Stock. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Original Schedule 13D.


Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby amended as follows:

         (a) As of September 30, 1999, each of the Filing Persons ceased to be the beneficial owner of any shares of Common Stock of the Company.

         (b) Not applicable.

         (c) On September 29, 1999, the Limited Partnerships converted all of their Notes of the Company into 1,010,101 shares of Common Stock of the Company pursuant to the terms of the Securities Purchase Agreement, dated as of July 19, 1996, as amended by Amendment No. 1, dated as of March 31, 1997, and as further amended by the letter agreement, dated April 24, 1997, and as further amended by the letter agreement, dated August 26, 1999 (as amended, the "Securities Purchase Agreement"), between Recovery Engineering, Inc. (the "Company") and
GSCP II,  Stone  Street  Fund 1996,  L.P.  and  Bridge  Street  Fund 1996,  L.P.
(collectively, the "GS Entities"). On September 17, 1999, the Limited Partnerships tendered all of their shares of Common Stock, and Goldman Sachs tendered all shares of Common Stock held in its Managed Accounts, to Tenzing, a direct wholly owned subsidiary of Procter & Gamble, pursuant to Tenzing's offer to purchase for cash all of the outstanding shares of Common Stock (including the associated rights) of the Company at a purchase price of $35.25 net per share, dated as of September 1, 1999. Upon the acceptance for purchase of the shares of Common Stock, the Filing Persons ceased to be the beneficial owners of more than five percent of the shares of Common Stock.

         Mr. Sanjay H. Patel, a former Managing Director of Goldman Sachs, exercised Director Options to purchase 1,000 shares of Common Stock of the Company at $5.84 per share and 4,000 shares of Common Stock of the Company at $11.25 per share. Mr. Patel tendered these 5,000 shares to Tenzing pursuant to the tender offer. Mr. Patel has entered into an agreement pursuant to which Mr. Patel has agreed, among other things, that he holds the Director Options, and each share of Common Stock issuable upon exercise thereof, in trust for the benefit of GS Group.

         Mr. Robert R. Gheewalla, a Vice President of Goldman Sachs, exercised Director Options to purchase 4,000 shares of

CUSIP NO. 756269106                                          PAGE 15 OF 29 PAGES


Common Stock of the Company at $24.01 per share and 4,000 shares of Common Stock of the Company at $25.82 per share. Mr. Gheewalla tendered these 8,000 shares to Tenzing pursuant to the tender offer. Mr. Gheewalla has entered into an agreement pursuant to which Mr. Gheewalla has agreed, among other things, that he holds the Director Options, and each share of Common Stock issuable upon exercise thereof, in trust for the benefit of GS Group.

         (d) Not applicable.

         (e) Not applicable.

Item 7.  Materials to be Filed as Exhibits.


     1. Power of Attorney, dated December 21, 1998, relating to Goldman, Sachs & Co.

     2. Power of Attorney, dated May 7, 1999, relating to The Goldman Sachs Group, Inc.

     3. Power of Attorney, dated December 31, 1998, relating to GS Capital Partners II, L.P.

     4. Power of Attorney, dated December 28, 1998, relating to GS Capital Partners II Offshore, L.P.

     5. Power of Attorney, dated December 21, 1998, relating to GS Capital Partners II (Germany) Civil Law Partnership.

     6.  Power of Attorney,  dated  December 28, 1998,  relating to GS Advisors,
         L.P.

     7. Power of Attorney, dated December 28, 1998, relating to GS Advisors II (Cayman), L.P.

     8. Power of Attorney, dated May 26, 1999, relating to Goldman, Sachs & Co. oHG

     9. Power of Attorney, dated December 28, 1998, relating to Stone Street Fund 1996, L.P.

     10. Power of Attorney, dated December 28, 1998, relating to Bridge Street Fund 1996, L.P.

     11. Power of Attorney, dated December 28, 1998, relating to Stone Street Empire Corp.

CUSIP NO. 756269106                                          PAGE 16 OF 29 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 7, 1999                  GS CAPITAL PARTNERS II, L.P.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        GS ADVISORS, L.P.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        GS CAPITAL PARTNERS II
                                        OFFSHORE, L.P.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        GS ADVISORS II (CAYMAN), L.P.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        GS CAPITAL PARTNERS II
                                        (GERMANY) CIVIL LAW
                                        PARTNERSHIP (with limitation
                                        of liability)

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        GOLDMAN, SACHS & CO. oHG

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        GOLDMAN, SACHS & CO.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

CUSIP NO. 756269106                                          PAGE 17 OF 29 PAGES


                                        THE GOLDMAN SACHS GROUP, Inc.


                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        STONE STREET FUND 1996, L.P.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        BRIDGE STREET FUND 1996, L.P.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

                                        STONE STREET EMPIRE CORP.

                                        By:    /s/ Roger S. Begelman
                                           -----------------------------------
                                           Name: Roger S. Begelman
                                           Title: Attorney-in-fact

CUSIP NO. 756269106                                          PAGE 18 OF 29 PAGES


                                  EXHIBIT INDEX


Power of Attorney, dated December 21, 1998, relating to Goldman, Sachs & Co.

     1. Power of Attorney, dated May 7, 1999, relating to The Goldman Sachs Group, Inc.

     2. Power of Attorney, dated December 31, 1998, relating to GS Capital Partners II, L.P.

     3. Power of Attorney, dated December 28, 1998, relating to GS Capital Partners II Offshore, L.P.

     4. Power of Attorney, dated December 21, 1998, relating to GS Capital Partners II (Germany) Civil Law Partnership.

     5.  Power of Attorney, dated December 28, 1998, relating to GS Advisors,
         L.P.

     6. Power of Attorney, dated December 28, 1998, relating to GS Advisors II (Cayman), L.P.

     7. Power of Attorney, dated May 26, 1999, relating to Goldman, Sachs & Co. oHG

     8. Power of Attorney, dated December 28, 1998, relating to Stone Street Fund 1996, L.P.

     9. Power of Attorney, dated December 28, 1998, relating to Bridge Street Fund 1996, L.P.

     10. Power of Attorney, dated December 28, 1998, relating to Stone Street Empire Corp.

CUSIP NO. 756269106                                          PAGE 19 OF 29 PAGES


                                                                       Exhibit 1

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By:/s/ Robert J. Katz
   ------------------
   Name: Robert J. Katz
   Title: Executive Vice President

CUSIP NO. 756269106                                          PAGE 20 OF 29 PAGES


                                                                       Exhibit 2

                                POWER OF ATTORNEY


         This power of attorney will expire on May 31, 2001.

         KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 7, 1999.


THE GOLDMAN SACHS GROUP, INC.



By:/s/ Robert J. Katz
   ------------------
   Name: Robert J. Katz
   Title: Executive Vice President and General Counsel

CUSIP NO. 756269106                                          PAGE 21 OF 29 PAGES


                                                                       Exhibit 3

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 31, 1998.


GS CAPITAL PARTNERS II, L.P.

By: GS Advisors, L.P.
By: GS Advisors, Inc.


By:/s/ Kaca B. Enquist
   -------------------
   Name: Kaca B. Enquist
   Title: Vice President

CUSIP NO. 756269106                                          PAGE 22 OF 29 PAGES


                                                                       Exhibit 4

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS CAPITAL PARTNERS II OFFSHORE, L.P.

By: GS Advisors II (CAYMAN), L.P.
By: GS Advisors II, Inc.


By:/s/ Kaca B. Enquist
   -------------------
   Name: Kaca B. Enquist
   Title: Vice President

CUSIP NO. 756269106                                          PAGE 23 OF 29 PAGES


                                                                       Exhibit 5

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP

By: The Goldman Sachs Group, L.P.
By: The Goldman Sachs Corporation


By: /s/ Robert J. Katz
   -------------------
   Name: Robert J. Katz
   Title: Executive Vice President

CUSIP NO. 756269106                                          PAGE 24 OF 29 PAGES


                                                                       Exhibit 6

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS ADVISORS, L.P.

By: GS Advisors, Inc.


By:/s/ Kaca B. Enquist
   -------------------
   Name: Kaca B. Enquist
   Title: Vice President

CUSIP NO. 756269106                                          PAGE 25 OF 29 PAGES


                                                                       Exhibit 7

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS II (CAYMAN), L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS ADVISORS II (CAYMAN), L.P.

By: GS Advisors II, Inc.


By:/s/ Kaca B. Enquist
   -------------------
   Name: Kaca B. Enquist
   Title: Vice President

CUSIP NO. 756269106                                          PAGE 26 OF 29 PAGES


                                                                       Exhibit 8

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2001.

         KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG, (the "Company") does hereby make, constitute and appoint each of Hans-Linhard Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 26, 1999.


GOLDMAN, SACHS & CO. oHG


By: /s/ Andreas Kornlein                            By: /s/ Sabine Mock
    --------------------                                ---------------
    Name: Andreas Kornlein                              Name: Sabine Mock

CUSIP NO. 756269106                                          PAGE 27 OF 29 PAGES


                                                                       Exhibit 9

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1996, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


STONE STREET FUND 1996, L.P.

By: Stone Street Empire Corp.


By:/s/ Kaca B. Enquist
   -------------------
   Name: Kaca B. Enquist
   Title: Vice President

CUSIP NO. 756269106                                          PAGE 28 OF 29 PAGES


                                                                      Exhibit 10

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1996, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.

BRIDGE STREET FUND 1996, L.P.

By: Stone Street Empire Corp.


By:/s/ Kaca B. Enquist
   -------------------
   Name: Kaca B. Enquist
   Title: Vice President

CUSIP NO. 756269106                                          PAGE 29 OF 29 PAGES

                                                                      Exhibit 11

                                POWER OF ATTORNEY


         This power of attorney will expire on December 31, 2000.

         KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET EMPIRE CORP. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


STONE STREET EMPIRE CORP.


By:/s/ Kaca B. Enquist
   -------------------
   Name: Kaca B. Enquist
   Title: Vice President